Exhibit 4.7

VERSAR, INC.
2010 Stock Incentive Plan

Restricted Stock Unit Award Agreement

Award No.

You are hereby awarded Restricted Stock Units (the “RSUs”) subject to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (“Award Agreement”), and in the Versar, Inc. 2010 Stock Incentive Plan (the “Plan”), which is attached hereto as Exhibit A.  A summary of the Plan appears in its Prospectus, which is attached as Exhibit B.  You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax alternatives and their consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award Agreement.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Board of Directors (the “Board”) of Versar, Inc. (the “Company”), or the Committee pursuant to Section 4(c) of the Plan, and that such determinations, interpretations or other actions are (in the absence of manifest bad faith or fraud) final, conclusive and binding upon all parties, including you, your heirs, and representatives.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.           Specific Terms. Your RSUs have the following terms:

Name of Participant
Number of Restricted Shares Subject to Award
Award Date	______________ ___, 20__
Vesting in Restricted Shares
__% of the Restricted Shares on each of the next ___ anniversaries of the Award Date; subject to acceleration as provided in the Plan and in Section 2 below, to any shareholder approval condition in the Plan, and to your Continuous Service not ending before vesting.

Lifetime Transfer	Not allowed.

Restricted Stock Unit Award Agreement
Versar, Inc.
2010 Stock Incentive Plan

2.           Accelerated Vesting; Change in Corporate Control.  To the extent you have not previously vested in your rights with respect to this Award, your Award will become –

☐	100% vested if your Continuous Service ends due to your death or “disability” within the meaning of Section 409A of the Code;

☐	___% vested if your Continuous Service ends due to your retirement at or after you have attained the age of ___ and completed at least ___ full years of Continuous Service;

☐	according to the following schedule if your Continuous Service ends due to an Involuntary Termination that occurs within the one year period following a Change in Control:

Date on which Your Involuntary Termination                                                                                    Portion of Your Award
Occurs (by reference to Date of Award)                                                                                As to which Vesting Accelerates

3.           Termination of Continuous Service.  This Award shall be canceled and become automatically null and void immediately after termination of your Continuous Service for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your Continuous Service ends.

4.           Satisfaction of Vesting Restrictions.  No Shares will be issued before you complete the requirements that are necessary for you to vest in the Shares underlying your RSUs.  As soon as practicable after the date on which your RSUs vest in whole or in part, the Company will issue to you or your duly-authorized transferee, free from vesting restrictions (but subject to such legends as the Company determines to be appropriate), one Share for each vested RSU.  Fractional shares will not be issued, and cash will be paid in lieu thereof. Certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations

5.           Performance-based Acceleration.  Your RSUs shall be subject to accelerated vesting in the years following the first and second anniversaries of the Award Date if the Committee determines that the following performance conditions have been satisfied: __________.

6.           Long-term Consideration for Award.  The Participant recognizes and agrees that the Company’s key consideration in granting this Option is securing the long-term commitment of the Participant to serve as a _________ who will advance and promote the Company’s business interests and objectives.  Accordingly, the Participant agrees that this Award shall be subject to the terms and conditions set forth in Section 25 of the Plan (relating to the termination, rescission, and recapture if you violate certain commitments made therein to the Company), as well as to the following terms and conditions as material and indivisible consideration for this Award:

(a)           Fiduciary Duty. During his or her employment with the Company the Participant shall devote his or her full energies, abilities, attention and business time to the performance of his or her job responsibilities and shall not engage in any activity which conflicts or interferes with, or in any way compromises, his or her performance of such responsibilities.

Restricted Stock Unit Award Agreement
Versar, Inc.
2010 Stock Incentive Plan

(b)           Confidential Information.  The Participant recognizes that by virtue of his or her employment with the Company, he or she will be granted otherwise prohibited access to confidential information and proprietary data which are not known, and not readily accessible to the Company’s competitors.  This information (the “Confidential Information”) includes, but is not limited to, current and prospective customers; the identity of key contacts at such customers; customers’ particularized preferences and needs; marketing strategies and plans; financial data; personnel data; compensation data; proprietary procedures and processes; and other unique and specialized practices, programs and plans of the Company and its customers and prospective customers.  The Participant recognizes that this Confidential Information constitutes a valuable property of the Company, developed over a significant period of time and at substantial expense.  Accordingly, the Participant agrees that he or she shall not, at any time during or after his or her employment with the Company, divulge such Confidential Information or make use of it for his or her own purposes or the purposes of any person or entity other than the Company.

(c)           Non-Solicitation of Customers.  The Participant recognizes that by virtue of his or her employment with the Company he or she will be introduced to and involved in the solicitation and servicing of existing customers of the Company and new customers obtained by the Company during his or her employment.  The Participant understands and agrees that all efforts expended in soliciting and servicing such customers shall be for the permanent benefit of the Company.  The Participant further agrees that during his or her employment with the Company the Participant will not engage in any conduct which could in any way jeopardize or disturb any of the Company’s customer relationships.  The Participant also recognizes the Company’s legitimate interest in protecting, for a reasonable period of time after his or her employment with the Company, the Company’s customers.  Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending one (1) year after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, without the prior written consent of the Chairman of the Company, market, offer, sell or otherwise furnish any products or services similar to, or otherwise competitive with, those offered by the Company to any customer of the Company.

(d)           Non-Solicitation of Employees.  The Participant recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, the Participant agrees that, for a period beginning on the date hereof and ending two (2) years after termination of Participant’s employment with the Company, regardless of the reason for such termination, the Participant shall not, directly or indirectly, for himself or herself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company.

Restricted Stock Unit Award Agreement
Versar, Inc.
2010 Stock Incentive Plan

(e)           Survival of Commitments; Potential Recapture of Award and Proceeds.  The Participant acknowledges and agrees that the terms and conditions of this Section regarding confidentiality and non-solicitation shall survive both (i) the termination of Participant’s employment with the Company for any reason, and (ii) the termination of the Plan, for any reason. The Participant acknowledges and agrees that the grant of Options in this Award Agreement is just and adequate consideration for the survival of the restrictions set forth herein, and that the Company may pursue any or all of the following remedies if the Participant either violates the terms of this Section or succeeds for any reason in invalidating any part of it (it being understood that the invalidity of any term hereof would result in a failure of consideration for the Award):

(i)	declaration that the Award is null and void and of no further force or effect;

(ii)	recapture of any cash paid or Shares issued to the Participant, or any designee or beneficiary of the Participant, pursuant to the Award;

(iii)
recapture of the proceeds, plus reasonable interest, with respect to any Shares that are both issued pursuant to this Award and sold or otherwise disposed of by the Participant, or any designee or beneficiary of the Participant.

The remedies provided above are not intended to be exclusive, and the Company may seek such other remedies as are provided by law, including equitable relief.

(f)           Acknowledgement.  The Participant acknowledges and agrees that his or her adherence to the foregoing requirements will not prevent him or her from engaging in his or her chosen occupation and earning a satisfactory livelihood following the termination of his or her employment with the Company.

7.           Investment Purposes. By executing this Award, you represent and warrant to the Company that any Shares issued to you pursuant to your RSUs will be for investment for your own account and not with a view to, for resale in connection with, or with an intent of participating directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

8.           Section 83(b) Election Notice. If you provide the Company with prior written notice of your intention to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the Shares underlying your RSUs (a “Section 83(b) election”), the Committee may in its discretion convert your RSUs into Restricted Shares, on a one-for-one basis, in full satisfaction of this Award Agreement.  You agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service.  Exhibit C contains a suggested form of Section 83(b) election.  Any Restricted Shares issued to you pursuant to this Section 7 shall bear such legends as the Company determines to be appropriate until all vesting restrictions lapse and certificates are issued to you pursuant to Section 4 of this Award.

9.           Dividends. The value of any dividends that are declared and paid with respect to the Shares underlying your RSUs between the Award Date and the date Shares are issued pursuant to your RSUs shall be converted in Restricted Share Units (“RSUs”).  Such RSUs shall vest and corresponding Shares shall be issued to you in accordance with the terms of this Award Agreement.

Restricted Stock Unit Award Agreement
Versar, Inc.
2010 Stock Incentive Plan

10.         Transfer. This Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee.

11.         Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a beneficiary (the “Beneficiary”) to your interest, if any, in the RSUs awarded hereby.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

12.         Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

13.         Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.         Modifications.  This Award Agreement may be modified or amended at any time by the Committee, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award Agreement, unless there is an express Plan provision permitting the Committee to act unilaterally to make the modification.

15.         Headings.  Headings shall be ignored in interpreting this Award Agreement.

16.         Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

17.         Severability.  Subject to one exception, every provision of this Award Agreement and the Plan is intended to be severable, and if any provision of the Plan or this Award is held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.  The only exception is that this Award Agreement shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

Restricted Stock Unit Award Agreement
Versar, Inc.
2010 Stock Incentive Plan

18.         Counterparts. This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

19.         Governing Law.  This Award Agreement shall be interpreted, administered and otherwise subject to the laws of the State of Virginia (disregarding any choice-of-law provisions).

20.         Taxes.  By signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Sections 409A or 4999 of the Code), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.

       BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the RSUs hereby awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

VERSAR, INC.

By:
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:

Name of Participant:

VERSAR, INC.
2010 Stock Incentive Plan

Exhibit A

Plan Document

VERSAR, INC.
2010 Stock Incentive Plan

Exhibit B

Prospectus

VERSAR, INC.
2010 Stock Incentive Plan

Exhibit C

Section 83(b) Election Form

Attached is an Internal Revenue Code Section 83(b) Election Form.  IF YOU WISH TO MAKE A SECTION 83(B) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU.  In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return.  In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election.  Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service.  A Section 83(b) election normally cannot be revoked.

VERSAR, INC.
2010 Stock Incentive Plan

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:
Address:

S.S.N.
or T.I.N.:

2.	Description of the property with respect to which I am making this election:

____________________ shares of ___________ stock of Versar, Inc. (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on ______________ ___, 20__. This election relates to the 20____ calendar taxable year.

4.	The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they is are earned in accordance with Section 4 of the Versar, Inc. 2010 Stock Incentive Plan (“Plan”) Performance Accelerated Restricted Stock Unit Award Agreement (“Award Agreement”) or other Award Agreement or Plan provisions. The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.           Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $_____ per share.

6.           Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $____ per share.

7.           Furnishing statement to employer:

A copy of this statement has been furnished to my employer, ______________.  If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.           Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated: ____________ __, 200_.

Taxpayer

VERSAR, INC.
2010 Stock Incentive Plan

Exhibit D

Designation of Beneficiary

In connection with the Restricted Share Unit Award Agreement (the “Award Agreement”) entered into on _______________, 20__ between Versar, Inc. (the “Company”) and _______________, an individual residing at _______________ (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in Restricted Shares (as defined in the 2004 Employee Incentive Plan of the Company awarded pursuant to the Award Agreement.  This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:
Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:
[Recipient Name]

Sworn to before me this
____ day of ____________, 20__

Notary Public

County of
State of